Exhibit 99.1

Worthington Reports Third Quarter Results

EPS Rise 28% From Prior Quarter and Nearly Quadruple Prior Year

COLUMBUS, Ohio--(BUSINESS WIRE)--Worthington Industries, Inc. (NYSE: WOR) today reported results for the three- and nine-month periods ended February 29, 2008.

(U.S. dollars in millions, except per share data)

	3Q2008	2Q2008	3Q2007	9M2008	9M2007
Net sales	$725.7	$713.7	$677.3	$2,198.3	$2,185.2
Operating income	18.1	11.5	2.2	49.5	87.5
Equity income	15.7	14.9	13.5	45.6	46.5
Net earnings	18.3	14.7	5.5	53.2	75.7
Earnings per share	$0.23	$0.18	$0.06	$0.65	$0.87

EBITDA*	$48.7	$39.7	$30.0	$137.9	$178.0

*Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.

For the third quarter of fiscal 2008, net sales were $725.7 million, an increase of 7% from $677.3 million last year. Third quarter net earnings were $18.3 million and earnings per diluted share were $0.23, compared to $5.5 million, or $0.06 per diluted share, for the same period last year. Net earnings for the third quarter included $2.6 million in pre-tax restructuring charges, $1.4 million of which was non-cash, primarily related to previously announced plant closures in the Metal Framing segment. These charges had a negative impact of $0.02 on reported earnings per share.

For the nine-month period, net sales of $2,198.3 million, were 1% higher than $2,185.2 million for the same period last year. Net earnings were $53.2 million, or $0.65 per diluted share, compared to $75.7 million, or $0.87 per diluted share, for the same period last year. Year-to-date results were negatively impacted by $9.9 million in pre-tax restructuring charges, or $0.08 per share, related to early retirement, severance and plant closures.

“Our performance this quarter showed significant improvement,” said Chairman and CEO, John McConnell. “Pressure Cylinders and our WAVE joint venture, which posted a record third quarter, continued producing excellent results. Metal Framing made great strides as efforts to reduce cost and improve customer service are beginning to net results.” McConnell added, “The entire team has pulled together to help this segment successfully implement its turnaround plan. Steel Processing has also done an excellent job of increasing volumes and market share to help offset the weakness in the automotive sector.”

“Our employees are doing a very good job of eliminating or changing the way we work, resulting in permanent reductions in cost and improved efficiencies. We have removed $12 million in costs so far this year. Once the plant closings in Metal Framing are completed and other identified cost reductions are fully implemented, we expect our total cost savings to reach a $39 million annual run rate in 2010.”

Third Quarter Highlights

  The Steel Processing segment increased volumes by 9%, compared to the prior year, as a result of new business.
  The Metal Framing segment returned to operating profitability for the month of February, excluding the impact of restructuring charges and a pension charge.
  Quarterly net sales in the Pressure Cylinders segment were a third quarter record of $138.3 million. Operating income was down from last year’s third quarter record but remained well above historical levels.
  Equity income from nine unconsolidated joint ventures totaled $15.7 million led by record third quarter earnings at Worthington Armstrong Venture (WAVE) and the addition of the new Serviacero Worthington joint venture in Mexico.
  Cash dividends received from unconsolidated joint ventures totaled $13.0 million for the quarter.
  Cash provided by operating activities was $11.4 million for the third quarter of fiscal 2008 and $108.2 million for the year to date. Capital expenditures, excluding acquisitions, were $10.6 million and $37.2 million for the same periods.
  During the third quarter, $13.9 million was paid to shareholders in a regular quarterly dividend. At quarter end, the dividend yielded a 3.9% annualized return.
  During the third quarter, the company repurchased 2.3 million common shares, reducing total outstanding shares to 79.3 million at quarter end.

Quarterly Segment Results

In the Steel Processing segment, quarterly net sales rose 8%, or $26.1 million, to $350.4 million from $324.3 million in the comparable quarter of fiscal 2007. Volumes rose 9%, partially offset by lower average pricing (down 1%), as the segment benefited from a concerted sales effort focused on generating new business. Segment results were negatively impacted by an unplanned furnace outage at Severstal, the primary supplier to, and minority partner in, the company’s Spartan Steel Coating joint venture, which is consolidated in this segment. Operating income increased in spite of the business interruption because of higher volumes and a wider spread between average selling prices and material costs compared to the depressed spreads of a year ago.

In the Metal Framing segment, net sales increased 5%, or $8.9 million, to $182.8 million from $173.9 million in the comparable quarter of fiscal 2007, due to higher volumes (up 5%). While average selling prices were comparable to the year ago period, they increased from what had been a declining trend since then and were up 4% from the second quarter. Selling prices are steadily rising in conjunction with rapidly rising steel raw material costs. Price increases were implemented in both January and February and additional monthly increases have been announced through May. The operating loss narrowed as the spread between selling prices and material costs improved significantly compared to the depressed levels of a year ago. Much of the improvement was a result of lower material costs associated with a more favorable mix of inventory. Reported results were hurt by $2.5 million in pre-tax restructuring charges related to announced plant closures (see press release dated September 25, 2007, for more detail) and a $1.5 million pre-tax pension charge related to the resolution of a legal matter. The remaining plant closures are expected to be substantially complete by fiscal year end. Measurable cost savings related to these closures, estimated at $9 million annually, are not expected until fiscal 2009.

In the Pressure Cylinders segment, net sales increased 3%, or $4.6 million, to $138.3 million from $133.7 million in the comparable quarter of fiscal 2007. Stronger foreign currencies relative to the U.S. dollar positively impacted reported U.S. dollar sales of the non-U.S. operations by $6.7 million compared to last year. Improved volumes in both the European and North American markets were offset by lower average pricing resulting from changes to the product mix as well as to pricing in the European market. Capacity increases by European producers and increased imports into Europe from the U.S. and China drove a significant pricing decline in the European high pressure product line. While operating income fell from the year ago quarter, the results were well above previous historical levels due to continued strength in both the European and North American operations.

Worthington’s joint ventures added significantly to third quarter results as equity income from the nine unconsolidated affiliates rose 16% totaling $15.7 million, compared to $13.5 million in the year ago quarter. WAVE continued to contribute the vast majority of equity earnings. Its earnings were a third quarter record, up 22% from the record set last year. Compared to the year ago quarter, equity income increased due primarily to WAVE and to Worthington’s new Mexican joint venture, Serviacero Worthington.

Cost Reduction Initiative Update

Progress continued on the company’s cost reduction program, announced in September 2007, which included dozens of initiatives related to overhead expense reductions and plant closures.

(1) Overhead expense reductions: Initiatives have been identified that are expected to yield $30 million in annualized expense savings, and half have been implemented. Realized savings to date are $12 million.

(2) Plant closures: Five metal framing facilities were identified for closure or downsizing in September 2007. These closures are expected to result in $9 million in annual savings once fully implemented. In February 2008, the first facility was closed in Wildwood, Florida. The remaining facilities are slated for closure over the next several months and related savings will begin shortly thereafter. Restructuring charges taken to date total $7 million of the expected $15 million.

Realized cost savings for the entire cost reduction program are expected to increase for the balance of fiscal 2008 and throughout fiscal 2009 and reach the full $39 million annual savings run rate in fiscal 2010.

Other

Share Repurchases

During the quarter, 2,271,300 shares were repurchased. A portion of the shares (1,370,800) completed a 10 million share authorization announced on June 13, 2005. The remaining portion of shares (900,500) were purchased under a 10 million share authorization announced on September 26, 2007. Purchases may occur from time to time, on the open market or in private transactions with consideration given to the market price of the stock, the nature of other investment opportunities, cash flows from operations and general economic conditions.

Dividend Declared

On February 19, 2008, the board of directors declared a quarterly cash dividend of $0.17 per share payable March 29, 2008, to shareholders of record on March 15, 2008.

Conference Call

Worthington will review third quarter results during its quarterly conference call today, March 20, 2008, at 1:30 p.m. Eastern Daylight Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 69 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility startups, dispositions, shutdowns and consolidations; new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from turnaround plans, plant closings, cost reduction efforts and other new initiatives; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Net sales	$725,667	$677,250	$2,198,286	$2,185,232
Cost of goods sold	649,940	620,931	1,973,764	1,923,464
Gross margin	75,727	56,319	224,522	261,768
Selling, general and administrative expense	55,054	54,159	165,054	174,316
Restructuring charges	2,619	-	9,929	-
Operating income	18,054	2,160	49,539	87,452
Other income (expense):
Miscellaneous expense	(818)	(847)	(4,157)	(1,916)
Interest expense	(5,702)	(6,636)	(15,710)	(17,003)
Equity in net income of unconsolidated affiliates	15,665	13,463	45,577	46,544
Earnings before income taxes	27,199	8,140	75,249	115,077
Income tax expense	8,897	2,630	22,039	39,395
Net earnings	$18,302	$5,510	$53,210	$75,682

Average common shares outstanding - basic	80,184	84,733	81,879	86,918
Earnings per share - basic	$0.23	$0.07	$0.65	$0.87

Average common shares outstanding - diluted	80,214	85,309	82,480	87,473
Earnings per share - diluted	$0.23	$0.06	$0.65	$0.87

Common shares outstanding at end of period	79,304	84,430	79,304	84,430

Cash dividends declared per share	$0.17	$0.17	$0.51	$0.51

Reconciliation of net earnings to EBITDA
Net earnings	$18,302	$5,510	$53,210	$75,682
Interest expense	5,702	6,636	15,710	17,003
Income taxes	8,897	2,630	22,039	39,395
Depreciation & amortization	15,768	15,251	46,990	45,872
EBITDA	$48,669	$30,027	$137,949	$177,952
WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 29,	May 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$54,432	$38,277
Short-term investments	-	25,562
Receivables, less allowances of $4,606 and $3,641 at February 29, 2008 and May 31, 2007	408,322	400,916
Inventories:
Raw materials	275,856	261,849
Work in process	96,248	97,633
Finished products	118,598	88,382
Total inventories	490,702	447,864
Assets held for sale	5,603	4,600
Deferred income taxes	18,161	13,067
Prepaid expenses and other current assets	39,976	39,097
Total current assets	1,017,196	969,383

Investments in unconsolidated affiliates	110,701	57,540
Goodwill	182,952	179,441
Other assets	31,639	43,553
Property, plant & equipment, net	552,444	564,265
Total assets	$1,894,932	$1,814,182

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$314,874	$263,665
Notes payable	163,300	31,650
Accrued compensation, contributions to employee benefit plans and related taxes	39,297	46,237
Dividends payable	13,484	14,440
Other accrued items	58,745	45,519
Income taxes payable	19,482	18,983
Total current liabilities	609,182	420,494

Other liabilities	69,112	57,383
Long-term debt	245,000	245,000
Deferred income taxes	89,072	105,983
Total liabilities	1,012,366	828,860

Minority interest	42,610	49,321
Shareholders' equity	839,956	936,001
Total liabilities and shareholders' equity	$1,894,932	$1,814,182
WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Operating activities
Net earnings	$ 18,302	$ 5,510	$ 53,210	$ 75,682
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,768	15,251	46,990	45,872
Restructuring charges, non-cash	1,378	-	4,108	-
Provision for deferred income taxes	(10,169)	(1,000)	(3,693)	(826)
Equity in net income of unconsolidated affiliates, net of distributions	(2,665)	40,958	(3,177)	40,421
Minority interest in net income of consolidated subsidiaries	1,212	980	5,199	3,561
Net loss on sale of assets	(115)	1,569	2,827	(457)
Stock-based compensation	1,203	904	2,965	2,553
Excess tax benefits - stock-based compensation	(44)	-	(2,292)	(200)
Changes in assets and liabilities:
Accounts receivable	(38,576)	3,923	(13,012)	36,716
Inventories	(42,852)	48,164	(42,215)	(15,774)
Prepaid expenses and other current assets	3,165	(724)	3,037	(3,970)
Other assets	221	(668)	(131)	3,320
Accounts payable and accrued expenses	66,591	26,953	56,846	(139,622)
Other liabilities	(1,988)	(642)	(2,482)	1,123
Net cash provided by operating activities	11,431	141,178	108,180	48,399

Investing activities
Investment in property, plant and equipment, net	(10,612)	(10,627)	(37,233)	(44,134)
Acquisitions, net of cash acquired	16	-	(2,225)	(31,727)
Investment in unconsolidated affiliate	(526)	-	(47,569)	(1,000)
Proceeds from sale of assets	510	135	802	18,091
Sales of short-term investments	-	-	25,562	2,173
Net cash used by investing activities	(10,612)	(10,492)	(60,663)	(56,597)

Financing activities
Proceeds from (payments on) short-term borrowings	70,100	(83,936)	131,650	111,880
Principal payments on long-term debt	-	(5)	-	(7)
Proceeds from issuance of common shares	98	693	13,146	2,558
Excess tax benefits - stock-based compensation	44	-	2,292	200
Payments to minority interest	(3,840)	(2,400)	(10,560)	(2,400)
Repurchase of common shares	(38,475)	(14,109)	(125,785)	(76,617)
Dividends paid	(13,868)	(14,488)	(42,105)	(44,664)
Net cash provided (used) by financing activities	14,059	(114,245)	(31,362)	(9,050)

Increase (decrease) in cash and cash equivalents	14,878	16,441	16,155	(17,248)
Cash and cash equivalents at beginning of period	39,554	22,527	38,277	56,216
Cash and cash equivalents at end of period	$ 54,432	$ 38,968	$ 54,432	$ 38,968
WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	Feb. 29,	Feb. 28,	Feb. 29,	Feb. 28,
	2008	2007	2008	2007
Volume:
Steel Processing (tons)	809	744	2,459	2,431
Metal Framing (tons)	157	150	494	473
Pressure Cylinders (units)	11,460	9,970	33,675	31,291

Net sales:
Steel Processing	$350,402	$324,312	$1,050,486	$1,100,179
Metal Framing	182,789	173,918	563,275	575,773
Pressure Cylinders	138,287	133,714	408,099	375,525
Other	54,189	45,306	176,426	133,755
Total net sales	$725,667	$677,250	$2,198,286	$2,185,232

Material cost:
Steel Processing	$266,818	$251,946	$799,155	$837,708
Metal Framing	130,017	138,459	413,736	407,167
Pressure Cylinders	66,278	60,536	191,337	171,030

Operating income (loss):
Steel Processing	$10,030	$2,079	$30,276	$40,650
Metal Framing	(7,562)	(21,538)	(31,610)	(8,619)
Pressure Cylinders	13,889	21,760	49,285	58,596
Other	1,697	(141)	1,588	(3,175)
Total operating income	$18,054	$2,160	$49,539	$87,452

The following provides detail of the restructuring charges included in the operating income by segment presented above.

	Three Months Ended		Nine Months Ended
	Feb. 29,	Feb. 28,	Feb. 29,	Feb. 28,
	2008	2007	2008	2007
Pre-tax restructuring charges by segment:
Steel Processing	$-	$-	$1,096	$-
Metal Framing	2,466	-	6,905	-
Pressure Cylinders	103	-	103	-
Other	50	-	1,825	-
Total restructuring charges	$2,619	$-	$9,929	$-

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com